Exhibit 2


                             AGREEMENT AND PLAN OF MERGER



                                     BY AND AMONG



                             ADVANCED NMR SYSTEMS, INC.,
                               A DELAWARE CORPORATION,

                               AMS MERGER CORPORATION,
                             A DELAWARE CORPORATION, AND

                          ADVANCED MAMMOGRAPHY SYSTEMS, INC.
                                A DELAWARE CORPORATION

                                  TABLE OF CONTENTS
                                                                      Page
                                                                      ----

          ARTICLE I
          ADOPTION OF AGREEMENT AND PLAN OF MERGER                      2
          1.1  The Merger                                               2
          1.2  Effective Date of the Merger                             2
          1.3  Surviving Corporation; Certificate of Incorporation of
               Surviving Corporation                                    2
          1.4  Merger Consideration; Conversion of AMS Common Stock;
               Cancellation of Acquisition Corp. Common Stock           2
          1.5  Exchange of Certificates                                 3
          1.6  No Fractional Shares                                     5
          1.7  Certificates in Other Names                              5
          1.8  Treatment of AMS Options                                 5

          ARTICLE II
          CLOSING                                                       6
          2.1  Closing Date                                             6

          ARTICLE III
          REPRESENTATIONS AND WARRANTIES OF AMS                         6
          3.1  Due Incorporation                                        6
          3.2  Due Authorization                                        7
          3.3  Non-Contravention; Consents and Approvals                7
          3.4  Capitalization                                           8
          3.5  Financial Statements; Undisclosed Liabilities;
               Other Documents                                          9
          3.6  Commission Filings                                       9
          3.7  No Material Adverse Effects or Changes                  10
          3.8  Registration Statement and Proxy Statement/Prospectus   10
          3.9  Intellectual Property                                   11
          3.10 Tax Returns and Audits                                  11
          3.11 Litigation                                              12
          3.12 Compliance with Applicable Laws                         12
          3.13 Medical Devices                                         13
          3.14 Contracts; No Defaults                                  13
          3.15 Fees of Brokers, Finders and Financial Advisors         13
          3.16 Special Committee Recommendation; Board of
               Directors Recommendation                                13
          3.17 Opinion of Financial Advisor                            14

          ARTICLE IV
          REPRESENTATIONS AND WARRANTIES OF
          ACQUISITION CORP. AND ADVANCED NMR                           14
          4.1  Due Incorporation                                       14
          4.2  Due Authorization                                       14
          4.3  Non-Contravention; Consents and Approvals               15
          4.4  Capitalization                                          16
          4.5  Financial Statements; Undisclosed Liabilities;
               Other Documents                                         16
          4.6  Commission Filings                                      17
          4.7  No Material Adverse Effects or Changes                  17
          4.8  Registration Statement and Proxy Statement/Prospectus   18
          4.9  Intellectual Property                                   18
          4.10 Insurance                                               19
          4.11 Employee Benefit Plans and Employment Agreements        19
          4.12 Labor Matters                                           20
          4.13 Tax Returns and Audits                                  20
          4.14 Litigation                                              21
          4.15 Compliance with Applicable Laws                         21
          4.16 Medical Devices                                         21
          4.17 Contracts; No Defaults                                  22
          4.18 Fees of Brokers, Finders and Investment Bankers         22
          4.19 Absence of Certain Changes or Events                    23

          ARTICLE V
          COVENANTS                                                    23
          5.1  Implementing Agreement                                  23
          5.2  Access to Information and Facilities                    23
          5.3  Preservation of Business                                24
          5.4  Proxy Materials and AMS Stockholder Approval            24
          5.5  Consents and Approvals                                  25
          5.6  Periodic Reports                                        26
          5.7  Publicity                                               26
          5.8  Listing of Common Stock                                 26
          5.9  Blue Sky Approvals                                      26
          5.10 Rule 145 Affiliates                                     26

          ARTICLE VI
          CONDITIONS PRECEDENT TO OBLIGATIONS
          OF ACQUISITION CORP. AND ADVANCED NMR                        26
          6.1  Warranties True as of Closing Date                      27
          6.2  Compliance With Agreements and Covenants                27
          6.3  Consents and Approvals                                  27
          6.4  Actions or Proceedings                                  27
          6.5  Approval of Merger                                      27
          6.6  Consent of Chemical Bank                                27
          6.7  Registration Statement                                  27
          6.8  Listing of Common Stock                                 27
          6.9  Other Closing Documents                                 27

          ARTICLE VII
          CONDITIONS PRECEDENT TO OBLIGATIONS OF AMS                   28
          7.1  Warranties True as of Closing Date                      28
          7.2  Compliance with Agreements and Covenants                28
          7.3  Consents and Approvals                                  28
          7.4  Actions or Proceedings                                  28
          7.5  Approval of Merger                                      28
          7.6  Registration Statement                                  28
          7.7  Listing of Common Stock                                 28
          7.8  Other Closing Documents                                 29
          7.9  Consent of Chemical Bank                                29
          7.10 Fairness Opinion                                        29
          7.11 Board Appointment                                       29

          ARTICLE VIII
          TERMINATION AND INDEMNIFICATION                              29
          8.1  Termination                                             29
          8.2  Effect of Termination and Abandonment                   30
          8.3  Indemnification by Advanced NMR                         31

          ARTICLE IX
          MISCELLANEOUS                                                33
          9.1  Expenses                                                33
          9.2  Amendment                                               33
          9.3  Non-Survival of Representations, Warranties,
               Covenants and Agreements                                33
          9.4  Notices                                                 33
          9.5  Waivers                                                 34
          9.6  Interpretation                                          34
          9.7  Applicable Law                                          34
          9.8  Assignment                                              34
          9.9  No Third Party Beneficiaries                            34
          9.10 Enforcement of the Agreement                            35
          9.11 Further Assurances                                      35
          9.12 Severability                                            35
          9.13 Remedies Cumulative                                     35
          9.14 Entire Understanding                                    35
          9.15 Waiver of Jury Trial                                    35
          9.16 Counterparts                                            35

                                      SCHEDULES
                                      ---------

          Number              Description
          ------              -----------

          1.8                 AMS Options and AMS Option Plans

          3.7                 Material Adverse Effects, Changes -- AMS

          3.9                 Intellectual Property -- AMS

          3.13                Medical Devices -- AMS

          4.7                 Material Adverse Effects -- ANMR Companies

          4.9                 Intellectual Property -- Advanced NMR and
                                Subsidiaries

          4.13                Tax Returns and Audits -- Advanced NMR

          4.14                Litigation -- ANMR Companies

          4.15                Compliance Matters -- ANMR Companies

          4.16                Medical Devices -- Advanced NMR and
                                Subsidiaries

          4.17                Contract Matters -- ANMR Companies

          4.19                Certain Changes or Events -- Advanced NMR

                             AGREEMENT AND PLAN OF MERGER


                    AGREEMENT AND PLAN OF MERGER dated as of February 4, 1996, by and among ADVANCED NMR SYSTEMS, INC., a Delaware corporation ("Advanced NMR"), AMS MERGER CORPORATION, a Delaware corporation ("Acquisition Corp."), and ADVANCED MAMMOGRAPHY SYSTEMS, INC., a Delaware corporation ("AMS").


                                W I T N E S S E T H :


                    WHEREAS, Acquisition Corp. is a wholly-owned subsidiary of Advanced NMR;

                    WHEREAS, Advanced NMR is the owner of 4,000,000 shares (the "AMS Shares") of common stock, $.01 par value per share ("AMS Common Stock"), of AMS;

                    WHEREAS, Advanced NMR desires to acquire the shares of AMS Common Stock not owned by it through the merger of Acquisition Corp. with and into AMS pursuant to the terms hereinafter set forth (the "Merger");

                    WHEREAS, the respective Boards of Directors of Advanced NMR and Acquisition Corp. deem it advisable and in the best interests of Advanced NMR and Acquisition Corp. that Acquisition Corp. be merged with and into AMS upon the terms and conditions hereinafter specified;

                    WHEREAS, the Board of Directors of AMS, upon the recommendation of a special committee ("Special Committee") of independent directors of AMS, deems it advisable and in the best interests of AMS that Acquisition Corp. be merged with and into AMS upon the terms and conditions hereinafter specified;

                    WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");

                    WHEREAS, Acquisition Corp. has an authorized capital stock consisting of 1,000 shares of Common Stock, $.01 par value per share (the "Acquisition Corp. Common Stock"), of which 100 shares are currently issued and outstanding and owned by Advanced NMR; and

                    WHEREAS, AMS has an authorized capital stock consisting of (i) 5,000,000 shares of preferred stock, $.01 par value per share (the "AMS Preferred Stock"), none of which is issued and outstanding; and (ii) 25,000,000 shares of AMS Common Stock, of which 6,598,376 shares are currently issued and outstanding.

                    NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto, intending to be legally bound hereby, agree as follows:


                                      ARTICLE I

                       ADOPTION OF AGREEMENT AND PLAN OF MERGER

                    1.1  The Merger.  At the Effective Time (as defined in
                         ----------
          Section 1.2 herein), in accordance with this Agreement and the
          -----------
          relevant provisions of the Delaware General Corporation Law (the "DGCL"), Acquisition Corp. shall be merged with and into AMS.
          AMS shall be the surviving corporation of the Merger and AMS shall continue, and be deemed to continue, for all purposes after the Merger, and the existence of Acquisition Corp. shall cease at the Effective Time.

                    1.2  Effective Date of the Merger.  This Agreement
                         ----------------------------
          shall be submitted to the stockholders of AMS as provided in
          Section 5.4 hereof, and to the sole stockholder of Acquisition
          -----------
          Corp., as provided in Section 5.4 hereof, for approval as soon as
                                -----------
          practicable after the execution of this Agreement. Subject to the terms and conditions hereof, upon the authorization, approval and adoption hereof by the affirmative vote of the holders of at least a majority of the outstanding shares of each of AMS Common Stock and Acquisition Corp. Common Stock entitled to vote thereon as provided by the DGCL, a Certificate of Merger (the "Certificate of Merger") meeting the requirements of Section 251 of the DGCL shall be executed, verified and acknowledged as required by the provisions of Sections 251 and 103 of the DGCL and be delivered to the Secretary of State of Delaware for filing (the time of such filing being the "Effective Time" and the date of such filing being the "Effective Date").

                    1.3  Surviving Corporation; Certificate of
                         -------------------------------------
          Incorporation of Surviving Corporation.  Following the Merger,
          --------------------------------------
          AMS shall continue to exist under, and be governed by, the laws of the State of Delaware. The Certificate of Incorporation of AMS, as in effect on the Closing Date, shall continue in full force and effect as the Certificate of Incorporation of AMS, except that upon the Merger the Certificate of Incorporation of AMS shall be amended to change its authorized capital stock to consist of only 10,000 shares of common stock, $.01 par value per share.

                    1.4  Merger Consideration; Conversion of AMS Common
                         ----------------------------------------------
          Stock; Cancellation of Acquisition Corp. Common Stock.  (a)  At
          -----------------------------------------------------
          the Effective Time, by virtue of the Merger and without any action on the part of Acquisition Corp., AMS or the holders of any shares of AMS Common Stock, each share of AMS Common Stock (except for 4,000,000 shares of AMS Common Stock owned by Advanced NMR), issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive a number of fully paid and nonassessable shares of common stock, par value $.01 per share, of Advanced NMR ("Advanced NMR Common Stock"), equal to the Exchange Ratio (as defined herein). The number of shares of Advanced NMR Common Stock to be received by the AMS stockholders other than Advanced NMR in exchange for each share of AMS Common Stock pursuant to the Merger is hereinafter referred to as the "Merger Consideration." All shares of AMS Common Stock to be converted into shares of Advanced NMR Common Stock pursuant to the Merger are hereinafter referred to as the "Converted Shares." The Exchange Ratio shall mean a number of shares of Advanced NMR Common Stock determined by dividing (x) $2.625 by (y) the Advanced NMR Average Trading Price (as hereinafter defined), and rounding the result to six decimal places; provided, however, if the quotient (x) divided by (y) is
                  --------  -------
          greater than 1.297059, then the Exchange Ratio shall be 1.297059, and if the quotient (x) divided by (y) is less than 1.173529, then the Exchange Ratio shall be 1.173529. The Advanced NMR Average Trading Price shall mean the average daily closing price per share, rounded to six decimal places, of the Advanced NMR Common Stock as reported through the NASDAQ National Market System or on NASDAQ for the thirty (30) consecutive trading days ending on (and including) the fifth trading day prior to the Effective Date.

                    (b) If between the date of this Agreement and the Effective Time the outstanding shares of AMS Common Stock and/or Advanced NMR Common Stock shall have been changed into a different number of shares or a different class by reason of a stock dividend, subdivision, reclassification, recapitalization, split-up or combination, the Merger Consideration shall be appropriately adjusted.

                    (c) At the Effective Time, each share of Acquisition Corp. Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Advanced NMR, be cancelled and cease to exist.

                    (d) At the Effective Time, the 4,000,000 shares of AMS Common Stock owned by Advanced NMR shall be converted into 1,000 shares of AMS Common Stock.

                    1.5  Exchange of Certificates.  (a) Prior to the
                         ------------------------
          Effective Time, Advanced NMR will select an exchange agent (the "Exchange Agent") reasonably acceptable to AMS to effectuate the delivery of the consideration provided for in Section 1.4 to
                                                        -----------
          holders of AMS Common Stock upon surrender of certificates which immediately prior to the Effective Time represented shares of AMS Common Stock ("Certificates").

                    (b) As of the Effective Time, Advanced NMR shall provide, or shall take all steps necessary to provide, to the Exchange Agent, the aggregate number of shares of Advanced NMR Common Stock to be issued in the Merger pursuant to Section
                                                              -------
          1.4(a) in exchange for the shares of AMS Common Stock.  The
          ------
          Exchange Agent shall, pursuant to irrevocable instructions, make the deliveries of the Merger Consideration required in respect of the Merger.

                    (c) Promptly after the Effective Time, the Exchange Agent shall mail to each record holder of an outstanding Certificate, determined as of the Effective Date, a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent), advising such holder of the terms of the exchange effected by the Merger and the procedure for surrendering to the Exchange Agent such Certificate in exchange for the Merger Consideration.

                    (d) Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration provided for in
          Section 1.4(a) (consisting of a certificate representing that
          --------------
          whole number of shares of Advanced NMR Common Stock which such holder has the right to receive hereunder), and the Certificate so surrendered shall forthwith be canceled. Shares of Advanced NMR Common Stock shall be delivered to such holder as promptly as practicable and (except as hereinafter provided) in no event later than twenty (20) days after proper delivery of the applicable Certificates and letters of transmittal to the Exchange Agent.

                    (e) All shares of Advanced NMR Common Stock issued upon conversion of the shares of AMS Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of AMS Common Stock.

                    (f) Neither Acquisition Corp., Advanced NMR nor AMS shall be liable to any holder of shares of AMS Common Stock for any such shares of Advanced NMR Common Stock delivered to a public official pursuant to any abandoned property, escheat or similar law. Until surrendered in accordance with the provisions of Section 1.5, each Certificate representing Converted Shares
             -----------
          shall represent, for all purposes, only the right to receive the Merger Consideration.

                    (g) Any shares of Advanced NMR Common Stock which remain undistributed to holders of AMS Common Stock for six (6) months after the Effective Time shall be delivered to Advanced NMR, upon demand, and any holder of AMS Common Stock who has not theretofore complied with this Section 1.5 shall thereafter look
                                         -----------
          to Advanced NMR for the Merger Consideration to which he is entitled.

                    1.6  No Fractional Shares.  No certificates or scrip
                         --------------------
          for fractional shares of Advanced NMR Common Stock will be issued, no Advanced NMR stock split or dividend shall relate to any fractional share interest, and no such fractional share interest shall entitle the owner thereof to vote or to any rights of or as a stockholder of Advanced NMR. In lieu of issuing any such fractional shares to which a holder of AMS Common Stock would otherwise be entitled to receive, the Exchange Agent shall round up or down to the nearest whole share.

                    1.7  Certificates in Other Names.  If any certificate
                         ---------------------------
          evidencing shares of Advanced NMR Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent or to Advanced NMR acting solely in its corporate capacity, as the case may be, any transfer or other taxes required by reason of the issuance of a certificate for shares of Advanced NMR Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise required or establish to the satisfaction of the Exchange Agent or of Advanced NMR acting solely in its corporate capacity, as the case may be, that such tax has been paid or is not payable.

                    1.8  Treatment of AMS Options.  At the Effective Time,
                         ------------------------
          Advanced NMR shall assume all of the rights and obligations of AMS pursuant to the AMS Option Plans (as hereinafter defined), except that Advanced NMR shall not be obligated to issue AMS Common Stock upon the exercise of the Options (as hereinafter defined), but, pursuant to the terms of such Options as modified in accordance with this Section 1.8, shall instead be obligated
                                  -----------
          to issue, for each share of AMS Common Stock that would have been issuable upon the exercise of such Options immediately prior to the Effective Time, a number of shares of Advanced NMR Common Stock equal to the Merger Consideration. (All such Options are sometimes hereinafter referred to as the "Derivative Securities".) At or prior to the Effective Time, AMS shall make all necessary and appropriate adjustments to the Derivative Securities to provide that such Derivative Securities shall be amended and converted as of the Effective Time into an option to acquire shares of Advanced NMR Common Stock as described in the first sentence of this Section. All other terms and conditions of such options including, without limitation, terms and conditions relating to the exercisability, and the maximum term of such options shall be identical to the terms of the respective Derivative Securities being replaced. No fractional shares of Advanced NMR Common Stock shall be issued upon the exercise of such Derivative Securities, and if the number of shares of Advanced NMR Common Stock issuable upon exercise of all or any portion of such Derivative Securities shall include a fraction of a share, then the number of shares of Advanced NMR Common Stock deliverable upon exercise shall be rounded up or down to the nearest whole share. The term "Options" and "AMS Option Plans" are defined in Schedule 1.8.
                         ------------


                                      ARTICLE II

                                       CLOSING

                    2.1  Closing Date.  The closing of the Merger (the
                         ------------
          "Closing") shall take place at the offices of Reid & Priest LLP, 40 West 57th Street, New York, New York 10019 at 10:00 a.m., New York time, on that day on which the last of the conditions set forth in Articles VI and VII shall have been satisfied or, if permissible, waived (other than those conditions which by their terms are to occur only at the Closing), or on and at such other date, time and place as Advanced NMR, Acquisition Corp. and AMS may agree (the date of the Closing hereinafter being referred to as the "Closing Date").


                                     ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF AMS

                    AMS hereby represents and warrants to Advanced NMR and Acquisition Corp. as follows:

                    3.1  Due Incorporation.  AMS is a corporation duly
                         -----------------
          organized, validly existing and in good standing under the laws of its jurisdiction of organization, with all requisite power and authority to own, lease and operate its properties and to carry on its business as they are now being owned, leased, operated and conducted. AMS is qualified to do business and is in good standing as a foreign corporation in the States of Massachusetts and New Jersey which are the only jurisdictions where the nature of the properties owned, leased or operated by it and the business transacted by it require such qualification. AMS has no direct or indirect subsidiaries, either wholly or partially owned, and AMS does not hold any voting or management interest in any corporation, proprietorship, firm, partnership, limited partnership, limited liability company, trust, association, individual or other entity (a "Person") or own any security issued by any Person.

                    3.2  Due Authorization.  AMS has full power and
                         -----------------
          authority to enter into this Agreement and the Certificate of Merger (the "Related Agreement") and, subject to obtaining the necessary approval of this Agreement and the Merger by the stockholders of AMS, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by AMS of this Agreement and the Related Agreement have been duly and validly approved and authorized by the Board of Directors of AMS, and, subject to obtaining the necessary approval of the Merger by the AMS stockholders, the Related Agreement and the transactions contemplated hereby and thereby. AMS has duly and validly executed and delivered this Agreement and will duly and validly execute and deliver the Related Agreement. Subject to obtaining the necessary approval of the AMS stockholders, this Agreement constitutes the legal, valid and binding obligation of AMS and the Related Agreement to which AMS is a party, will, upon execution thereof by AMS, constitute the legal, valid and binding obligation of AMS, in each case enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other laws from time to time in effect which affect creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                    3.3  Non-Contravention; Consents and Approvals.  (a)
                         -----------------------------------------
          The execution and delivery of this Agreement by AMS do not, and the performance by AMS of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any lien upon any of the assets or properties of AMS under, any of the terms, conditions or provisions of (i) the Certificate of Incorporation or By-Laws of AMS, or (ii) subject to obtaining the necessary approval of this Agreement and the Merger by the AMS stockholders and the taking of the actions described in paragraph
          (b) of this Section, (x) any statute, law, rule, regulation or ordinance (together, "Laws"), or any judgment, decree, order, writ, permit or license, of any Governmental Entity (as defined in paragraph (b) below), applicable to AMS or any of its assets or properties, or (y) any contract, agreement or commitment to which AMS is a party or by which AMS or any of its assets or properties is bound, excluding from the foregoing clauses (x) and
          (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of liens which would not have an AMS Material Adverse Effect or result in the inability of AMS to consummate the transactions contemplated by this Agreement.

                    (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by AMS in connection with the execution and delivery of this Agreement and the Related Agreement or the consummation by AMS or the AMS stockholders of the transactions contemplated hereby and thereby, the failure to obtain which would have an AMS Material Adverse Effect or result in the inability of AMS to consummate the transactions contemplated hereby, except for:

                        (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the requirements of the DGCL and if applicable, the filing of the appropriate documents with the relevant authorities of other states in which AMS is qualified to transact business; and

                         (ii) the filing of a proxy statement ("Proxy Statement") with the Securities and Exchange Commission ("Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the Securities Act of 1933, as amended (the "1933 Act") and the declaration of the effectiveness of the Registration Statement (as hereinafter defined) by the Commission and filings with various blue sky authorities.

                    3.4  Capitalization.  (a)  The authorized capital stock
                         --------------
          of AMS consists of 5,000,000 shares of AMS Preferred Stock and 25,000,000 shares of AMS Common Stock. On the date hereof, there are issued and outstanding no shares of AMS Preferred Stock and 6,598,376 shares of AMS Common Stock. All of the issued and outstanding shares of AMS Common Stock are validly issued, fully paid and nonassessable and the issuance thereof was not subject to preemptive rights.

                    (b) Except for shares issuable pursuant to the AMS Option Plans, there are no shares of AMS Common Stock or other equity securities (whether or not such securities have voting rights) of AMS issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating AMS to issue, transfer or sell any shares of capital stock or other securities (whether or not such securities have voting rights) of AMS. Except for the Escrow Agreement dated January 23, 1993 (the "Escrow Agreement") among AMS, Advanced NMR and American Stock Transfer & Trust Company, there are no outstanding contractual obligations of AMS which relate to the purchase, sale, issuance, repurchase, redemption, acquisition, transfer, disposition, holding or voting of any shares of capital stock or other securities of AMS.

                    3.5  Financial Statements; Undisclosed Liabilities;
                         ----------------------------------------------
          Other Documents.  (a)  For purposes of this Agreement, "AMS
          ---------------
          Financial Statements" shall mean the audited financial statements of AMS as of September 30, 1995 and December 31, 1994 (including all notes thereto) which are included in the AMS SEC Documents (as defined in Section 3.6), consisting of the consolidated balance sheets at such dates and the related consolidated statements of income, stockholders' equity and cash flows for the nine-month period ended September 30, 1995 and the twelve-month period ended December 31, 1994. The AMS Financial Statements have been prepared in accordance with GAAP consistently applied (except as may be indicated therein or in the notes thereto) and present fairly the consolidated financial position of AMS as at the dates thereof and the consolidated results of operations and cash flows of AMS for the periods covered thereby.

                    (b) AMS does not have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, which individually or in the aggregate could be reasonably expected to have an AMS Material Adverse Effect except
          (i) as set forth on or reflected in the AMS Financial Statements as of and for the period ended September 30, 1995 or (ii) liabilities and obligations incurred since September 30, 1995 in the ordinary and usual course of its business.

                    3.6  Commission Filings.  AMS has timely filed all
                         ------------------
          required forms, reports and other documents with the Commission since January 1, 1994, all of which complied when filed, in all material respects, with all applicable requirements of the 1933 Act and 1934 Act as applicable. AMS has heretofore delivered to Acquisition Corp. complete and correct copies of (i) its Annual Report on Form 10-K for the nine-month period ended September 30, 1995, (ii) all proxy statements relating to AMS' meetings of stockholders (whether annual or special) since January 1, 1994, and (iii) all other reports, forms and other documents filed by AMS with the Commission since January 1, 1994 (together, the "AMS SEC Documents"). As of their respective dates, the AMS SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. The audited financial statements and the unaudited interim financial statements of AMS included or incorporated by reference in the AMS SEC Documents were prepared in accordance with GAAP consistently applied during the periods involved (except as may be otherwise indicated in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the Commission), and fairly present the consolidated financial position of AMS as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments).

                    3.7  No Material Adverse Effects or Changes.  Except as
                         --------------------------------------
          listed on Schedule 3.7, or as disclosed in or reflected in the
                    ------------
          AMS SEC Documents, or as contemplated by this Agreement or the Related Agreements, since September 30, 1995, AMS has not
          (i) suffered any damage, destruction or Loss to any of its assets or properties (whether or not covered by insurance) which is having or could reasonably be expected to have an AMS Material Adverse Effect, or (ii) increased the compensation of any executive officer of AMS. "Loss" shall mean liabilities, losses, costs, claims, damages (including consequential damages), penalties and expenses (including attorneys' fees and expenses and costs of investigation and litigation). An "AMS Material Adverse Effect" shall mean an effect on or circumstance involving the business, operations, assets, liabilities, results of operations, cash flows or condition (financial or otherwise) of AMS which is materially adverse to AMS. Except as disclosed in the AMS SEC Documents filed prior to the date of this Agreement or in Schedule 3.7 hereto or in the AMS Financial Statements,
                ------------
          since September 30, 1995 AMS has not (v) declared, set aside or paid any dividend or other distribution in respect of its capital stock; (w) made any direct or indirect redemption, purchase or other acquisition of any shares (other than purchases in connection with the exercise of options) of its capital stock or made any payment (other than dividends) to any of its stockholders (in their capacity as stockholders); (x) issued or sold any shares of its capital stock or any options, warrants or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares or taken any action to reclassify or recapitalize or split up its capital stock; (y) mortgaged, pledged or subjected to any lien, lease, security interest, encumbrance or other restriction, any of its material properties or assets except in the ordinary and usual course of its business and consistent with past practice; or (z) except in the ordinary and usual course of its business and consistent with its past practice forgiven or canceled any material debt or claim, waived any material right.

                    3.8  Registration Statement and Proxy Statement/
                         -------------------------------------------
          Prospectus.  None of the information supplied, or to be supplied,
          ----------
          by AMS or any of its accountants, counsel or other authorized representatives for inclusion in (a) the Registration Statement on Form S-4 to be filed with the Commission by Advanced NMR under the 1933 Act for the purpose of registering the shares of Advanced NMR Common Stock to be issued in the Merger (the "Registration Statement") or (b) the proxy statement to be distributed in connection with the meeting of stockholders of AMS ("AMS Stockholders' Meeting") to vote upon this Agreement (the "Proxy Statement/Prospectus") will, in the case of the Proxy Statement/Prospectus or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement/Prospectus and any amendments or supplements thereto, and at the time of the AMS Stockholders' Meeting to be held in connection with the Merger, or, in the case of the Registration Statement and any amendments thereto, at the time it is declared effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, it being understood and agreed that no representation or warranty is made by AMS with respect to any information supplied by Advanced NMR or its accountants, counsel or other authorized representatives. If at any time prior to the Effective Time any event with respect to AMS, its officers and directors shall occur which is or should be described in an amendment of, or a supplement to, the Proxy Statement/Prospectus or the Registration Statement, such event shall be so described and the presentation in such amendment or supplement of such information will not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading in any material respect or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading.

                    3.9  Intellectual Property.  Schedule 3.9 is a true and
                         ---------------------   ------------
          complete list of all of the trademarks, tradenames, service marks, and patents material to AMS' MRI technology (including any registrations of or pending applications for any of the foregoing) ("Intellectual Property") used by AMS in the conduct of its business. Except as disclosed on Schedule 3.9:
                                                   ------------

                    (a) all of such Intellectual Property is owned by AMS free and clear of all liens, and is not subject to any license, royalty or other agreement, except the License Agreement dated as of July 29, 1992 ("License Agreement") between AMS and Advanced NMR;

                    (b) none of such Intellectual Property has been or is the subject of any pending or, to the best of AMS' knowledge, threatened litigation or claim of infringement; or

                    (c) no license or royalty agreement to which AMS is a party is in breach or default by any party thereto except where such breach or default would not have an AMS Material Adverse Effect or is the subject of any notice of termination given or, to AMS' knowledge, threatened.

                    3.10  Tax Returns and Audits.  AMS has duly filed all
                          ----------------------
          federal, state, local and foreign tax returns, reports and forms required to be filed by it, except where the failure to so file would not have an AMS Material Adverse Effect. AMS has duly paid (except for Taxes being contested in good faith) or made adequate provisions on its books in accordance with GAAP for the payment of all Taxes which have been incurred or are due and payable, and AMS will on or before the Effective Time of the Merger make adequate provision on its books in accordance with GAAP for all Taxes payable for any period through the Effective Time of the Merger for which no return is required to be filed prior to the Effective Time. The federal and state income tax returns of AMS have never been examined by the Internal Revenue Service or state taxing authority, respectively, nor has AMS granted or given any extensions or waivers of the statute of limitations with respect to any such federal and state income tax returns. AMS is not aware of any basis for the assertion of any deficiency against it for Taxes, which, if adversely determined, would have an AMS Material Adverse Effect. For purposes of this Agreement, "Taxes" shall mean all taxes, assessments and governmental charges imposed by any federal, state, local or foreign government, taxing authority, subdivision or agency thereof, including, but not limited to, any withholding, payroll, employment, custom, duty, sales, any other governmental fee or assessment, and penalties, in addition to any liability to a third party for such amounts.

                    3.11  Litigation.  There are no actions, suits,
                          ----------
          arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations pending or, to AMS' knowledge, threatened against or affecting AMS any of its officers or directors in their capacity as such, or any of its property or business which could reasonably be expected to have an AMS Material Adverse Effect. AMS is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Entity, other than orders of general applicability.

                    3.12  Compliance with Applicable Laws.  AMS holds all
                          -------------------------------
          permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are required in the operation of its business (the "AMS Permits"), except for those the failure of which to hold would not have an AMS Material Adverse Effect. AMS is in compliance with the terms of the AMS Permits, except where the failure so to comply would not have an AMS Material Adverse Effect. To AMS' knowledge, AMS is not in violation of any law, ordinance or regulation of any Governmental Authority, including environmental and labor laws and regulations, except for possible violations which individually and in the aggregate do not, and, insofar as reasonably can be foreseen by AMS, will not in the future have an AMS Material Adverse Effect.

                    3.13  Medical Devices.  Except as set forth on
                          ---------------
          Schedule 3.13, AMS has not applied for premarket approval of, or
          -------------
          510(k) notification to, the U.S. Food and Drug Administration (the "FDA") for any products it plans to sell. Except as set forth on Schedule 3.13, there are no products proposed to be sold
                   -------------
          by AMS for which pre-market approval or 510(k) notification is required.

                    3.14  Contracts; No Defaults.  Except as disclosed in
                          ----------------------
          the AMS SEC Documents, neither AMS, nor to AMS' knowledge any other party thereto, is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred or by reason of the Merger would occur which, with notice or lapse of time or both, could be reasonably expected to result in a default under, any contract, agreement or commitment to which AMS is a party or by which AMS or any of its assets or properties is bound, except for breaches, violations and defaults which are not having and could not be reasonably expected to have an AMS Material Adverse Effect. AMS is not is required to give any notice to any person regarding this Agreement or the Related Agreement or the transactions contemplated hereby or thereby other than any notice, the failure of which to give would not have an AMS Material Adverse Effect.

                    3.15  Fees of Brokers, Finders and Financial Advisors.
                          -----------------------------------------------
          Except for the Special Committee ("Special Committee") of the AMS Board of Directors' engagement of Houlihan Lokey Howard & Zukin, whose fees and expenses shall be paid by AMS, neither AMS, nor any officer, director, or employee of AMS, has employed any broker, finder or investment banker or incurred any liability for any brokerage or investment banking fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

                    3.16  Special Committee Recommendation; Board of
                          ------------------------------------------
          Directors Recommendation.  The Special Committee of the Board of
          ------------------------
          Directors of AMS has duly adopted at a special meeting duly held on February 4, 1996 resolutions recommending to the Board approval of this Agreement, the Related Agreement, and the Merger, and the transactions contemplated hereby on the terms and conditions set forth herein. Upon the recommendation of the Special Committee, the Board of Directors of AMS has duly adopted at a special meeting of such Board duly held on February 4, 1996 resolutions approving this Agreement, the Related Agreement, and the Merger, and the transactions contemplated hereby on the terms and conditions set forth herein and has determined to recommend that the stockholders of AMS approve this Agreement and the Merger (subject to the fiduciary duty of the AMS Board of Directors determined by the directors after consultation with legal counsel).

                    3.17  Opinion of Financial Advisor.  AMS has received
                          ----------------------------
          the opinion of Houlihan Lokey Howard & Zukin, to the effect that, as of the date hereof, the consideration to be received in the Merger by the stockholders of AMS (other than Advanced NMR) is fair from a financial point of view to the stockholders of AMS, and a true and complete copy of such opinion has been delivered to Advanced NMR prior to the execution of this Agreement.


                                      ARTICLE IV

                          REPRESENTATIONS AND WARRANTIES OF
                          ACQUISITION CORP. AND ADVANCED NMR

                    Acquisition Corp. and Advanced NMR, jointly and severally, hereby represent and warrant to AMS as follows:

                    4.1  Due Incorporation.  Each of Advanced NMR,
                         -----------------
          Acquisition Corp. and Advanced NMR's wholly-owned subsidiary, Medical Diagnostics, Inc., a Delaware corporation (the "Subsidiary") (Advanced NMR, Acquisition Corp. and the Subsidiary are referred to collectively herein as the "ANMR Companies") is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the ANMR Companies is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of the properties owned, leased or operated by it and the business transacted by it require such qualification, except where the failure to be so qualified could not have an ANMR Material Adverse Effect (as defined in Section 4.7 hereof).

                    4.2  Due Authorization.  Each of Advanced NMR and
                         -----------------
          Acquisition Corp. has full power and authority to enter into this Agreement and the Related Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Advanced NMR of this Agreement has been duly and validly approved by the Board of Directors of Advanced NMR, and no other actions or proceedings on the part of Advanced NMR are necessary to authorize this Agreement. The execution, delivery and performance by Acquisition Corp. of this Agreement and the Related Agreement have been duly and validly approved by the Board of Directors and stockholder of Acquisition Corp., and no other actions or proceedings on the part of Acquisition Corp. or its stockholder are necessary to authorize this Agreement and the Related Agreement. Each of Advanced NMR and Acquisition Corp. has duly and validly executed and delivered this Agreement and Acquisition Corp. has duly and validly executed and delivered (or will duly and validly execute and deliver on or prior to the Closing Date) the Related Agreement. This Agreement constitutes the legal, valid and binding obligations of each of Advanced NMR and Acquisition Corp., and the Related Agreement will, upon execution, constitute the legal, valid and binding obligation of Acquisition Corp., in each case enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other laws from time to time in effect which affect creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                    4.3  Non-Contravention; Consents and Approvals.  (a)
                         -----------------------------------------
          The execution and delivery of this Agreement by Advanced NMR and Acquisition Corp. does not, and the performance by Advanced NMR and Acquisition Corp. of their obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any lien upon any of the assets or properties of any of the ANMR Companies under, any of the terms, conditions or provisions of
          (i) the certificate of incorporation or bylaws of each of the ANMR Companies, or (ii) subject to the taking of the actions described in paragraph (b) of this Section, (x) any statute, law, rule, regulation or ordinance (together, "Laws"), or any judgment, decree, order, writ, permit or license, of any Governmental Entity, or (y) except for the Credit Agreement dated August 31, 1995 between the Subsidiary and Chemical Bank, and the related security agreements and guaranties, any contract, agreement or commitment to which any ANMR Company is a party or by which any ANMR Company or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and
          (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of liens which would not have an ANMR Material Adverse Effect or result in the inability of Advanced NMR or Acquisition Corp. to consummate the transactions contemplated by this Agreement.

                    (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by Advanced NMR or Acquisition Corp. in connection with the execution and delivery of this Agreement and the Related Agreement or the consummation by each of Advanced NMR and Acquisition Corp. or each of their respective stockholders of the transactions contemplated hereby and thereby, the failure to obtain which would have an ANMR Material Adverse Effect or result in the inability of Advanced NMR or Acquisition Corp. to consummate the transactions contemplated hereby, except for:

                         (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the requirements of the DGCL; and

                         (ii) the filing of the Proxy Statement/Prospectus with the Commission pursuant to the 1933 Act and the declaration of the effectiveness of the Registration Statement by the Commission and filings with various blue sky authorities.

                    4.4  Capitalization.  (a)  The authorized capital stock
                         --------------
          of Advanced NMR consists of 1,000,000 shares of Preferred Stock, $.01 par value per share ("Advanced NMR Preferred Stock") and 50,000,000 shares of Advanced NMR Common Stock. On the date hereof, there are no shares of Advanced NMR Preferred Stock issued and outstanding and 30,183,745 shares of Advanced NMR Common Stock issued and outstanding. The authorized capital stock of Acquisition Corp. consists of 1,000 shares of Acquisition Corp. Common Stock, of which there are 100 shares issued and outstanding on the date hereof. All of the issued and outstanding shares of Advanced NMR and Acquisition Corp. Common Stock are, and all shares of Advanced NMR Common Stock to be issued to AMS stockholders in the Merger or upon exercise of the Derivative Securities will be, validly issued, fully paid and nonassessable and the issuances thereof were not and will not be subject to preemptive rights. As of December 31, 1995, there are 4,311,955 shares of Advanced NMR Common Stock reserved for issuance under Advanced NMR stock option plans and warrants (the "ANMR Derivative Securities").

                    (b) Except for the ANMR Derivative Securities, there are no shares of Advanced NMR Common Stock and Acquisition Corp. Common Stock or other equity securities (whether or not such securities have voting rights) of Advanced NMR and Acquisition Corp. issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating Advanced NMR and/or Acquisition Corp. to issue, transfer or sell any shares of capital stock or other securities (whether or not such securities have voting rights) of Advanced NMR and Acquisition Corp. There are no outstanding contractual obligations of Advanced NMR or Acquisition Corp. which relate to the purchase, sale, issuance, repurchase, redemption, acquisition, transfer, disposition, holding or voting of any shares of capital stock or other securities of each of Advanced NMR and Acquisition Corp.

                    4.5  Financial Statements; Undisclosed Liabilities;
                         ----------------------------------------------
          Other Documents.  (a)  For purposes of this Agreement, "Advanced
          ---------------
          NMR Financial Statements" shall mean the audited financial statements of Advanced NMR as of September 30, 1995 and December 31, 1994 (including all notes thereto) which are included in the ANMR SEC Documents (as defined in Section 4.6), consisting of the balance sheets at such dates and the related statements of operations, stockholders' equity and cash flows for the nine-month period ended September 30, 1995 and the twelve-month period ended December 31, 1994. The Advanced NMR Financial Statements have been prepared in accordance with GAAP consistently applied and present fairly the financial position, of Advanced NMR as at the dates thereof and the results of operations and cash flows of Advanced NMR for the periods covered thereby.

                    (b) Advanced NMR does not have any liabilities or obligations of any nature, whether accrued, contingent, absolute or otherwise, which individually or in the aggregate could be reasonably expected to have an ANMR Material Adverse Effect except (i) as set forth in the September 30, 1995 balance sheet (the "ANMR Base Balance Sheet") in the Advanced NMR Form 10-K for fiscal 1995 or (ii) liabilities or obligations incurred since September 30, 1995 in the ordinary and usual course of its business.

                    4.6  Commission Filings.  Advanced NMR has in a timely
                         ------------------
          manner filed all required forms, reports and other documents with the Commission since January 1, 1994, all of which complied when filed, in all material respects, with all applicable requirements of the 1933 Act and 1934 Act. Advanced NMR has heretofore delivered to AMS complete and correct copies of (i) its Annual Report on Form 10-K for the nine-month period ended September 30, 1995, as filed with the Commission, (ii) all proxy statements relating to Advanced NMR's meetings of stockholders (whether annual or special) since January 1, 1994, and (iii) all other reports, forms and other documents filed by Advanced NMR with the Commission since January 1, 1994 (together, the "ANMR SEC Documents"). As of their respective dates, the ANMR SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. The audited financial statements and the unaudited interim financial statements of Advanced NMR, included or incorporated by reference in the ANMR SEC Documents were prepared in accordance with GAAP consistently applied during the periods involved (except as may be otherwise indicated in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the Commission), and fairly present the financial position of Advanced NMR as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments).

                    4.7  No Material Adverse Effects or Changes.  Except as
                         --------------------------------------
          listed on Schedule 4.7, or as disclosed in or reflected in the
                    ------------
          financial statements included in the ANMR SEC Documents, or as contemplated by this Agreement or the Related Agreements, since September 30, 1995, none of the ANMR Companies has (i) suffered any damage, destruction or Loss to any of its assets or properties (whether or not covered by insurance) which is having or could be expected to have an ANMR Material Adverse Effect, or
          (ii) increased the compensation of any executive officer of any ANMR Company except for increases consistent with past practices. An "ANMR Material Adverse Effect" shall mean an effect on or circumstances involving the business, operations, assets, liabilities, results of operations, cash flows or condition (financial or otherwise) which is materially adverse to the ANMR Companies, taken as a whole.

                    4.8  Registration Statement and Proxy Statement/
                         -------------------------------------------
          Prospectus.  None of the information supplied, or to be supplied
          ----------
          by, Advanced NMR or any of its accountants, counsel or other authorized representatives to the AMS Board of Directors or its Special Committee in connection with this Agreement or for inclusion in (a) the Registration Statement or (b) the Proxy Statement/Prospectus will, in the case of the Proxy Statement/Prospectus or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement/Prospectus and any amendments or supplements thereto, or, in the case of the Registration Statement and any amendments thereto, at the time it is declared effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, it being understood and agreed that no representation or warranty is made by Advanced NMR with respect to any information supplied by AMS or its accountants, counsel or other authorized representatives. If at any time prior to the Effective Time any event with respect to Advanced NMR, its officers or directors, shall occur which is or should be described in an amendment of, or a supplement to, the Proxy Statement/Prospectus or the Registration Statement, such event shall be so described and the presentation in such amendment or supplement of such information will not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading in any material respect or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. The Registration Statement will comply as to form in all material respects with all applicable laws, including the provisions of the 1933 Act and the rules and regulations promulgated thereunder.

                    4.9  Intellectual Property.  Schedule 4.9 is a true and
                         ---------------------   ------------
          complete list of all of Intellectual Property used by Advanced NMR and the Subsidiary in the conduct of their businesses.
          Except as disclosed on Schedule 4.9:
                                 ------------

                    (a) all of the Intellectual Property is owned by Advanced NMR and the Subsidiary free and clear of all liens, and is not subject to any license, royalty or other agreement, other than the License Agreement;

                    (b) none of the Intellectual Property has been or is the subject of any pending or, to the best of Advanced NMR's knowledge, threatened litigation or claim of infringement; or

                    (c) no license or royalty agreement to which Advanced NMR or the Subsidiary is a party is in breach or default by any party thereto or the subject of any notice of termination given or threatened.

                    4.10  Insurance.  Each of Advanced NMR and the
                          ---------
          Subsidiary is insured with reputable insurers against all risks and in such amounts normally insured against by companies of the same type and in the same line of business as Advanced NMR and the Subsidiary.

                    4.11  Employee Benefit Plans and Employment Agreements.
                          ------------------------------------------------
          (a) For purposes of this Agreement, the term "Advanced NMR Employee Plan" shall mean any pension, profit sharing, retirement, deferred compensation, bonus or other incentive plan, any other employee program, arrangement, agreement or understanding, any medical, vision, dental or other health plan, any life insurance plan, or any other employee benefit plan, including, without limitation, any "employee benefit plan" as defined in Section 3(3) of ERISA to which Advanced NMR or the Subsidiary contributes or is a party or is bound or under which it may have a liability and under which its employees or retirees (or their beneficiaries) are eligible to participate or derive a benefit.

                    (b) The only Advanced NMR Employee Plan which is intended to be qualified under Section 401(a) of the Code is the Advanced NMR Systems, Inc. 401(k) Retirement Plan (the "Advanced NMR Qualified Plan"). The Advanced NMR Qualified Plan has received a favorable determination letter from the Internal Revenue Service. During the six year period preceding the Closing Date, neither Advanced NMR nor any other entity with which Advanced NMR is in any way affiliated has sponsored or otherwise had an obligation to contribute to any "defined benefit plan" (within the meaning of the Section 3(35) of ERISA).

                    (c) The Advanced NMR Employee Plan has been maintained in substantial compliance with its terms and in all material respects with the applicable requirements of law (including, without limitation, ERISA and the Code) and, other than claims for benefits submitted by participants or beneficiaries in the ordinary course, there is no legal action, investigation, claim or proceeding pending or, to the knowledge of Advanced NMR, threatened against or affecting any Advanced NMR Employee Plan which would have an ANMR Material Adverse Effect.

                    (d) There is no employment contract or agreement covering any employee of Advanced NMR or the Subsidiary (i) that could give rise to the payment of any amount that would not be deductible by reason of Section 280G of the Code or (ii) that is not terminable at will by Advanced NMR or the Subsidiary.

                    4.12  Labor Matters.  Each of the ANMR Companies has
                          -------------
          conducted and currently is conducting, its respective business in full compliance with all laws relating to employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment except where such failure to be in compliance would not have an ANMR Material Adverse Effect. The relationship of the ANMR Companies with its respective employees is generally satisfactory, and there is, and during the past three years there has been, no labor strike, dispute, slow-down, work stoppage or other labor difficulty pending or, to Advanced NMR's knowledge, threatened against or involving the ANMR Companies. None of the employees of the ANMR Companies are covered by any collective bargaining agreement, no collective bargaining agreement is currently being negotiated by the ANMR Companies and to Advanced NMR's knowledge, no attempt is currently being made or during the past three years has been made to organize any employees of the ANMR Companies to form or enter a labor union or similar organization.

                    4.13  Tax Returns and Audits.  Except as set forth on
                          ----------------------
          Schedule 4.13, Advanced NMR has duly filed all federal, state,
          -------------
          local and foreign tax returns, reports and forms required to be filed by it, except where the failure to so file would not have an ANMR Material Adverse Effect. Advanced NMR has duly paid (except for Taxes being contested in good faith) or made adequate provisions on their books in accordance with GAAP for the payment of all Taxes which have been incurred or are due and payable, and Advanced NMR will on or before the Effective Time of the Merger make adequate provision on its books in accordance with GAAP for all Taxes payable for any period through the Effective Time of the Merger for which no return is required to be filed prior to the Effective Time. Except as set forth on Schedule 4.13, the
                                                      -------------
          federal and state income tax returns of Advanced NMR have never been examined by the Internal Revenue Service or state taxing authority, respectively, nor has Advanced NMR granted or given any extensions or waivers of the statute of limitations with respect to any such federal and state income tax returns. Advanced NMR is not aware of any basis for the assertion of any deficiency against Advanced NMR for Taxes, which, if adversely determined, would have an ANMR Material Adverse Effect.

                    4.14  Litigation.  (a)  Except as disclosed in Schedule
                          ----------                               --------
          4.14, there are no actions, suits, arbitrations, regulatory
          ----
          proceedings or other litigation, proceedings or governmental investigations pending or, to Advanced NMR's knowledge, threatened against or affecting any ANMR Company or any of its respective officers or directors in their capacity as such, or any of its respective properties or businesses which could reasonably be expected to have an ANMR Material Adverse Effect. Except as set forth on Schedule 4.14, all of the proceedings
                                 -------------
          pending against any ANMR Company is covered and being defended by insurers (subject to such deductibles as are set forth in such Schedule). Except as disclosed in Schedule 4.14, no ANMR Company
                                             -------------
          is subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Entity, other than orders of general applicability. Since January 1, 1994, none of the ANMR Companies has entered into any agreement to settle or compromise any proceeding pending or threatened against it which has involved any obligation other than the payment of money or for which it has any continuing obligation.

                    (b) There are no claims, actions, suits, proceedings, or investigations pending or, to Advanced NMR's knowledge, threatened by or against any of the ANMR Companies with respect to this Agreement or the Related Agreement, or in connection with the transactions contemplated hereby or thereby.

                    (c)  Except as set forth on Schedule 4.14, there are no
                                                -------------
          pending or, to Advanced NMR's knowledge, threatened claims against any director, officer, employee or agent of any ANMR Company or any other Person which could give rise to any claim for indemnification against any ANMR Company.

                    4.15  Compliance with Applicable Laws.  Except as
                          -------------------------------
          disclosed in Schedule 4.15, each of the ANMR Companies holds all
                       -------------
          permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are required in the operation of its respective business (the "ANMR Permits") except for those the failure of which to hold would have an ANMR Material Adverse Effect. The ANMR Companies are in compliance with the terms of the ANMR Permits, except where the failure so to comply would not have an ANMR Material Adverse Effect. Except as disclosed in
          Schedule 4.15, to Advanced NMR's knowledge, none of the ANMR
          -------------
          Companies is in violation of any law, ordinance or regulation of any Governmental Authority, including environmental laws and regulations, except for possible violations which individually and in the aggregate do not, and, insofar as reasonably can be foreseen by Advanced NMR, will not in the future have an ANMR Material Adverse Effect.

                    4.16  Medical Devices.  (a)  Except for the products
                          ---------------
          set forth on Schedule 4.16, Advanced NMR and the Subsidiary sell
                       -------------
          no products for which a premarket approval of, or 510(k) notification to, the FDA or other Governmental Authority is required, and Advanced NMR and the Subsidiary are not, as to any other product, otherwise subject to the jurisdiction of the FDA or any similar state, local or foreign Governmental Authority. There are no products sold by Advanced NMR and the Subsidiary for which a new or modified pre-market approval or 510(k) notification is required and for which such approval has not been issued or clearance has not been made by the FDA.

                    (b)  Except as set forth on Schedule 4.16, to Advanced
                                                -------------
          NMR's knowledge, there exists no set of facts:

                    (i) which could furnish a basis for the withdrawal, suspension or termination of any pre-market product approval or 510(k) approval or the request for a recall or cessation of sales of any product, by the FDA or any other Governmental Entity, with respect to any product sold by Advanced NMR or the Subsidiary;

                    (ii) which would otherwise be expected to cause Advanced NMR or the Subsidiary to recall any product or to restrict the marketing of any product or to terminate or suspend testing of any product; or

                    (iii) which would have a material adverse effect on the continued operation of any registered device establishment (or portion thereof) of Advanced NMR or the Subsidiary.

                    4.17  Contracts; No Defaults.  Except as disclosed in
                          ----------------------
          the ANMR SEC Documents, neither any ANMR Company nor to Advanced NMR's knowledge any other party thereto, is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred or by reason of the Merger would occur which, with notice or lapse of time or both, could be reasonably expected to result in a default under, any contract, agreement or commitment to which any ANMR Company is a party or by which any ANMR Company or any of its assets or properties is bound, except for breaches, violations and defaults which are not having and could not be reasonably expected to have an ANMR Material Adverse Effect. Except as described in Schedule
                                                                   --------
          4.17, none of the ANMR Companies is required to give any notice
          ----
          to any person regarding this Agreement or the Related Agreement or the transactions contemplated hereby or thereby.

                    4.18  Fees of Brokers, Finders and Investment Bankers.
                          -----------------------------------------------
          Neither Advanced NMR nor any officer, director, or employee of Advanced NMR has employed any brokers, finder or investment banker (except for Leeds Group Inc.) or incurred any liability for any brokerage or investment banking fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

                    4.19  Absence of Certain Changes or Events.  Except as
                          ------------------------------------
          disclosed in the Advanced NMR SEC Documents filed prior to the date of this Agreement or in Schedule 4.19 hereto, since
                                       -------------
          September 30, 1995, Advanced NMR has not (i) declared, set aside or paid any dividend or other distribution in respect of its capital stock; (ii) made any direct or indirect redemption, purchase or other acquisition of any shares (other than purchases in connection with the exercise of options) of its capital stock or made any payment (other than dividends) to any of their stockholders (in their capacity as stockholders); (iii) issued or sold any shares of its capital stock or any options, warrants or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares or taken any action to reclassify or recapitalize or split up their capital stock; (iv) mortgaged, pledged or subjected to any lien, lease, security interest, encumbrance or other restriction, any of their material properties or assets except in the ordinary and usual course of their business and consistent with past practice; (v) except in the ordinary and usual course of its business and consistent with its past practices forgiven or canceled any material debt or claim, waived any material right; or (vi) adopted or amended any plan or arrangement (other than amendments that are not material or that were made to comply with laws or regulations) for the benefit of any director, officer or employee or changed the compensation (including bonuses) to be paid to any director, officer or employee, except for changes made consistent with the prior practice of Advanced NMR.


                                      ARTICLE V

                                      COVENANTS

                    5.1  Implementing Agreement.  Subject to the terms and
                         ----------------------
          conditions hereof, each party hereto shall use its best efforts to take all action required of it to fulfill its obligations under the terms of this Agreement and to facilitate the consummation of the transactions contemplated hereby.

                    5.2  Access to Information and Facilities.  From and
                         ------------------------------------
          after the date of this Agreement, AMS shall give Advanced NMR and Acquisition Corp. and their representatives access during normal business hours and upon reasonable notice to all of the facilities, properties, books, contracts, commitments and records of AMS and shall make the officers and employees of AMS available to Advanced NMR and Acquisition Corp. and their representatives as Advanced NMR or Acquisition Corp. or their representatives shall from time to time reasonably request. Advanced NMR and Acquisition Corp. and their representatives will be furnished with any and all information concerning AMS which Advanced NMR or Acquisition Corp. or their representatives reasonably request. The obligations set forth in this Section 5.2 shall also apply to
                                            -----------
          Advanced NMR and Acquisition Corp., mutatis mutandis.
                                              ------- --------

                    5.3  Preservation of Business.  From the date of this
                         ------------------------
          Agreement until the Closing Date, each of AMS and Advanced NMR shall operate only in the ordinary and usual course of business consistent with past practice, and shall use reasonable commercial efforts to (a) preserve intact its respective business organization, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other Persons material to the operation of its business, and (c) not permit any action or omission which would cause any of the representations or warranties contained herein to become inaccurate or any of the covenants to be breached in any material respect.

                    5.4  Proxy Materials and AMS Stockholder Approval.  (a)
                         --------------------------------------------
          As soon as practicable after the date hereof, Advanced NMR and AMS will prepare and file the Proxy Statement/Prospectus that will be included in the Registration Statement containing (i) the Proxy Statement relating to the AMS Stockholders' Meeting at which this Agreement and the Merger will be voted upon and (ii) a prospectus relating to the shares of Advanced NMR Common Stock to be issued by Advanced NMR in connection with the Merger, and each of Advanced NMR and AMS shall use all reasonable efforts to have the Registration Statement declared effective as promptly as practicable. AMS will convene the AMS Stockholders' Meeting as promptly as practicable after the Registration Statement is declared effective to consider and vote upon the approval of this Agreement and the Merger. Subject to fiduciary obligations of the AMS Board of Directors or the members of the Special Committee under applicable law as determined by such AMS Board members or Special Committee members in good faith after consultation with legal counsel, the board of directors of AMS shall recommend such approval to its stockholders and use its best efforts to obtain such approval.

                    (b) The information supplied by AMS for inclusion in the Proxy Statement/Prospectus shall not, at the time the Proxy Statement/Prospectus is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by AMS for inclusion in the Proxy Statement/Prospectus to be sent to the stockholders of AMS in connection with the AMS Stockholders' Meeting shall not, at the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of the AMS Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to AMS, or its officers or directors, should be discovered by AMS which should be set forth in an amendment to the Proxy Statement/Prospectus, AMS shall promptly inform Advanced NMR. All documents that AMS is responsible for filing with the Commission in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the 1933 Act and the rules and regulations thereunder, and the 1934 Act and the rules and regulations thereunder.

                    (c) The information supplied by Advanced NMR and Acquisition Corp. for inclusion in the Proxy Statement/Prospectus shall not, at the time the Proxy Statement/Prospectus is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Advanced NMR and Acquisition Corp. for inclusion in the Proxy Statement/Prospectus to be sent to AMS stockholders in connection with the AMS Stockholders' Meeting shall not at the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to AMS stockholders, at the time of the AMS Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to Advanced NMR or Acquisition Corp., or to their respective officers or directors, should be discovered by Advanced NMR which should be set forth in an amendment to the Proxy Statement/Prospectus or a supplement thereto, Advanced NMR shall promptly inform AMS. All documents that Advanced NMR is responsible for filing with the Commission in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the 1933 Act and the rules and regulations thereunder and the 1934 Act and the rules and regulations thereunder.

                    5.5  Consents and Approvals.  Subject to the terms and
                         ----------------------
          conditions provided herein, each of the parties hereto shall use reasonable commercial efforts to obtain all consents, approvals, certificates and other documents required in connection with the performance by it of this Agreement and the consummation of the transactions contemplated hereby. As soon as practicable after the date hereof, each of the parties hereto shall make all filings, applications, statements and reports to all Governmental Authorities and other Persons which are required to be made prior to the Closing Date pursuant to any applicable law or contract in connection with this Agreement and the transactions contemplated hereby.

                    5.6  Periodic Reports.  Until the Effective Time,
                         ----------------
          Advanced NMR and AMS each will, subject to the requirements of applicable laws, furnish to the other all filings to be made with the Commission and will solicit comments with respect thereto from the other, in each case at least 48 hours (or as soon thereafter as is practicable) prior to the time of such filings and the time of such mailings.

                    5.7  Publicity.  Prior to issuing any public
                         ---------
          announcement or statement with respect to the transactions contemplated hereby and prior to making any filing with any Federal or state governmental or regulatory agency or with any securities exchange with respect thereto, Advanced NMR and AMS will, subject to their respective legal obligations, consult with each other and will allow each other to review the contents of any such public announcement or statement and any such filing. Subject to the preceding sentence, Advanced NMR and AMS each agree to furnish to the other copies of all other public announcements they may make concerning their respective business and operations promptly after such public announcements are made.

                    5.8  Listing of Common Stock.  Advanced NMR will cause
                         -----------------------
          to be prepared and submitted to NASDAQ an application covering the listing of the shares of Advanced NMR Common Stock on NASDAQ issuable in connection with the Merger and will use its reasonable best efforts to obtain, prior to the Closing, approval for the listing of such shares.

                    5.9  Blue Sky Approvals.  Advanced NMR and AMS will
                         ------------------
          obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement and the Merger.

                    5.10  Rule 145 Affiliates.  Prior to the Closing Date,
                          -------------------
          AMS shall deliver to Advanced NMR a letter representing that other than Advanced NMR, and to its best knowledge AMS has no "affiliates" for purposes of Rule 145 under the 1933 Act.


                                      ARTICLE VI

                         CONDITIONS PRECEDENT TO OBLIGATIONS
                        OF ACQUISITION CORP. AND ADVANCED NMR

                    The obligations of Acquisition Corp. and Advanced NMR to consummate the Merger are subject to the fulfillment at or before the Closing of each of the following conditions:

                    6.1  Warranties True as of Closing Date.  The
                         ----------------------------------
          representations and warranties of AMS contained herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

                    6.2  Compliance With Agreements and Covenants.  AMS
                         ----------------------------------------
          shall have performed and complied with in all material respects all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with by AMS on or prior to the Closing Date.

                    6.3  Consents and Approvals.  Advanced NMR shall have
                         ----------------------
          received written evidence satisfactory to it that all consents and approvals required for the consummation of the transactions contemplated hereby have been obtained, and all required filings have been made, except where the failure to obtain any such consent or approval or to make any such filing would not have an AMS Material Adverse Effect or an ANMR Material Adverse Effect.

                    6.4  Actions or Proceedings.  No preliminary or
                         ----------------------
          permanent injunction or other order by any federal or state court preventing consummation of the Merger shall have been issued and shall be continuing in effect, and the Merger and the other transactions contemplated hereby shall not be prohibited under any applicable federal or state law or regulation.

                    6.5  Approval of Merger.  The stockholders of AMS shall
                         ------------------
          have approved this Agreement and the Merger contemplated hereby in accordance with its certificate of incorporation and by-laws and the DGCL.

                    6.6  Consent of Chemical Bank.  Advanced NMR shall have
                         ------------------------
          obtained the written consent of Chemical Bank to the Merger.

                    6.7  Registration Statement.  The Registration
                         ----------------------
          Statement shall have become effective, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and remain in effect.

                    6.8  Listing of Common Stock.  NASDAQ shall have
                         -----------------------
          approved the listing of all shares of Advanced NMR Common Stock to be issued in the Merger.

                    6.9  Other Closing Documents.  Advanced NMR shall have
                         -----------------------
          received the executed Certificate of Merger and such other agreements and instruments as Advanced NMR shall reasonably request, in each case in form and substance reasonably satisfactory to Advanced NMR.


                                     ARTICLE VII

                      CONDITIONS PRECEDENT TO OBLIGATIONS OF AMS

                    The obligations of AMS to consummate the Merger are subject to the satisfaction or waiver by AMS of the following conditions precedent on or before the Closing Date:

                    7.1  Warranties True as of Closing Date.  The
                         ----------------------------------
          representations and warranties of Acquisition Corp. and Advanced
          NMR contained herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made by Acquisition Corp. and Advanced NMR on and as of the Closing Date.

                    7.2  Compliance with Agreements and Covenants.
                         ----------------------------------------
          Acquisition Corp. and Advanced NMR shall have performed and complied with in all material respects all of their covenants, obligations and agreements contained in this Agreement, to be performed and complied with by them on or prior to the Closing Date.

                    7.3  Consents and Approvals.  AMS shall have received
                         ----------------------
          written evidence satisfactory to it that all consents and approvals required for the consummation of the transactions contemplated hereby have been obtained, and all required filings have been made, except where the failure to obtain any such consent or approval or to make any such filing would not have an AMS Material Adverse Effect or an ANMR Material Adverse Effect.

                    7.4  Actions or Proceedings.  No preliminary or
                         ----------------------
          permanent injunction or other order by any federal or state court preventing consummation of the Merger shall have been issued and shall be continuing in effect, and the Merger and the other transactions contemplated hereby shall not be prohibited under any applicable federal or state law or regulation.

                    7.5  Approval of Merger.  The stockholders of AMS shall
                         ------------------
          have approved this Agreement and the Merger contemplated hereby in accordance with its certificate of incorporation and by-laws and the DGCL.

                    7.6  Registration Statement.  The Registration
                         ----------------------
          Statement shall have become effective, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and remain in effect.

                    7.7  Listing of Common Stock.  NASDAQ shall have
                         -----------------------
          approved the listing of all shares of Advanced NMR Common Stock to be issued in the Merger.

                    7.8  Other Closing Documents.  AMS shall have received
                         -----------------------
          such other agreements and instruments as AMS shall reasonably request, in each case in form and substance reasonably satisfactory to AMS.

                    7.9  Consent of Chemical Bank.  Advanced NMR shall have
                         ------------------------
          received the written consent of Chemical Bank to the Merger.

                    7.10  Fairness Opinion.  Delivery to AMS of Houlihan
                          ----------------
          Lokey's fairness opinion as provided in Section 3.17 of this Agreement.

                    7.11  Board Appointment.  The Advanced NMR Board shall
                          -----------------
          recommend the appointment of one member of the Special Committee to serve on the Advanced NMR Board subsequent to the Merger.


                                     ARTICLE VIII

                           TERMINATION AND INDEMNIFICATION

                    8.1  Termination.  This Agreement may be terminated and
                         -----------
          the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of
          AMS:

                    (a) by mutual written consent of the Board of Directors of Advanced NMR and the Board of Directors of AMS;

                    (b) by either Advanced NMR or AMS, by written notice to the other, if (i) the Effective Time shall not have occurred on or before October 1, 1996, (ii) the requisite vote of the stockholders of AMS to approve this Agreement shall not be obtained at the AMS Stockholders' Meeting, or any adjournments or postponements thereof, called therefor, (iii) a bona fide acquisition proposal is made by a third party to acquire all or substantially all of the outstanding shares of AMS Common Stock or a similar acquisition proposal for AMS or its assets is made which in either case the Board of Directors of AMS determines in good faith is more favorable to the AMS stockholders from a financial point of view than the Merger; or (iv) any court of competent jurisdiction in the United States or any state shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and non-appealable; provided, however, that the right to terminate this Agreement (x) under clause (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or
          (y) under clause (iv) shall not be available to any party unless such party shall have used all reasonable efforts to remove such order, judgment or decree;

                    (c)  by Advanced NMR, by written notice to AMS, if:

                         (i)  there shall have been any breach of any
                    representation, warranty, covenant or agreement of AMS hereunder which, if not remedied prior to the Closing Date, would have an AMS Material Adverse Effect and such breach shall not have been remedied, or AMS shall not have provided Advanced NMR with reasonable assurance that such breach will be remedied prior to the Closing Date, within ten days after receipt by AMS of notice in writing from Advanced NMR, specifying the nature of such breach and requesting that it be remedied; or

                         (ii)  the Special Committee of the Board of
                    Directors and/or the Board of Directors of AMS shall withdraw or modify in any manner adverse to Advanced NMR its approval or recommendation of this Agreement or the Merger.

                    (d)  by AMS, by written notice to Advanced NMR, if:

                         (i)  there shall have been any breach of any
                    representation, warranty, covenant or agreement of Advanced NMR hereunder which, if not remedied prior to the Closing Date, would have an ANMR Material Adverse Effect and such breach shall not have been remedied or Advanced NMR shall not have provided AMS with reasonable assurance that such breach will be remedied prior to the Closing Date, within ten days after receipt by Advanced NMR of notice in writing from AMS, specifying the nature of such breach and requesting that it be remedied; or

                         (ii) the Board of Directors of Advanced NMR or any committee thereof shall withdraw or modify in any manner adverse to AMS its approval or recommendation of this Agreement or the Merger.

                    8.2  Effect of Termination and Abandonment.  In the
                         -------------------------------------
          event of termination of this Agreement and abandonment of the Merger pursuant to this Article VIII, no party hereto (or any of
                                  ------------
          its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except that nothing herein will relieve any party from liability for any willful breach of this Agreement.

                    8.3  Indemnification by Advanced NMR.
                         -------------------------------

                    (a) For a period of six years after the Effective Time, Advanced NMR shall indemnify, defend and hold harmless the present and former officers, directors and employees of AMS (the "Indemnified Parties") against all losses, claims, damages, costs, expenses, obligations, liabilities or judgments, or amounts that are paid in settlement with the approval of Advanced NMR (which approval shall not be unreasonably withheld) resulting from or arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the full extent permitted or required under applicable law and under the provisions of the Certificate of Incorporation and the By-Laws of AMS, each as in effect at the date hereof (which provisions shall not be amended in any manner which adversely affects any Indemnified Party, for a period of six years) including provisions relating to advances of expenses incurred in defense of any action or suit (the "Indemnified Liabilities") (and Advanced NMR will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law), except for a claim arising or based upon the gross negligence or willful misconduct of the Indemnified Party. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether initiated, asserted, or arising before or within six years after the Effective Time), (i) the Indemnified Party may retain counsel satisfactory to it and Advanced NMR, (ii) Advanced NMR will pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received,
          (iii) the Indemnified Party may participate in any such defense at such Indemnified Party's expense, (iv) Advanced NMR will use all reasonable efforts to assist in the vigorous defense of any such matter and all rights to indemnification shall continue until final disposition of such claim, provided that Advanced NMR shall not be liable for any settlement of any claim effected without its prior written consent, which consent shall not be unreasonably withheld, and (v) Advanced NMR shall not, in the defense of any such claim or litigation, except with the consent of the Indemnified Party, consent to the entry of any judgment or enter into any settlement that provides for injunction or other non-monetary relief effecting the Indemnified Party or that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. If more than one Indemnified Party is subject to a claim giving rise to indemnification hereunder, the Indemnified Parties as a group may retain one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct (as determined by counsel to the Indemnified Parties), a conflict on any significant issue between the positions of any two or more Indemnified Parties in which event, such additional counsel as may be required may be retained by the Indemnified Parties. Any Indemnified Party wishing to claim indemnification under this Section 8.3, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Advanced NMR in writing (but the failure so to notify an indemnifying party shall not relieve it from any obligation or liability which it may have under this Section 8.3, except to the extent such failure prejudices such party), and shall, to the extent required by laws of the indemnifying party's state of incorporation, deliver to Advanced NMR any undertaking required prior to payment of expenses in advance of final disposition.

                    (b) In the event that Advanced NMR or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of Advanced NMR shall assume the obligations set forth in paragraph (a) above.

                    (c) For six years after the Effective Time, Advanced NMR shall cause to be maintained its current policies ("Policies") of directors' and officers' liability insurance (provided that Advanced NMR may substitute therefor policies having at least comparable coverage containing terms that are no less advantageous) with respect to matters occurring prior to the Effective Time to the extent such liability insurance can be maintained at a cost at no greater than one and one-half times the current amount paid by Advanced NMR annually for its existing coverage) (the "Cap"); provided that if comparable coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Advanced NMR shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap. In the event that the Policies do not provide insurance coverage (at least in an amount up to the current coverage limits) for the directors and officers of AMS for claims that might be brought in connection with the Merger, Advanced NMR agrees, consistent with the provisions of this
          Section 8.3(c), to use its best commercially reasonable and practicable efforts to obtain such insurance policy or policies covering the officers and directors of AMS having at least comparable coverage and terms as the Policies.

                    (d) Advanced NMR shall pay all expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 8.3.

                    (e) This Section 8.3 is intended for the benefit of and to grant third party rights to the Indemnified Parties and each of the Indemnified Parties is entitled to enforce the rights contained herein.


                                      ARTICLE IX

                                    MISCELLANEOUS

                    9.1  Expenses.  Each party hereto shall bear its own
                         --------
          expenses with respect to the transactions contemplated hereby.

                    9.2  Amendment.  This Agreement may be amended,
                         ---------
          modified or supplemented but only in writing signed by Acquisition Corp., Advanced NMR and AMS.

                    9.3  Non-Survival of Representations, Warranties,
                         --------------------------------------------
          Covenants and Agreements.  All representations, warranties,
          ------------------------
          covenants and agreements contained in this Agreement or in any instrument delivered in connection herewith shall not survive the Merger, except as otherwise specifically provided in this Agreement and except for the agreements contained in this Section
                                                                    -------
          9.3 and in Articles I and IX and in Section 8.3.
          ---        ----------     --

                    9.4  Notices.  Any notice, request, instruction or
                         -------
          other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (a) when received if given in person, (b) on the date of transmission if sent by telex, facsimile or other wire transmission or (c) three Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

                    (a)  If to AMS:

                              Advanced Mammography Systems, Inc.
                              46 Jonspin Road
                              Wilmington, Massachusetts 01187
                              Attention:  Gary A. Kittrell, Director
                              Facsimile No.:  (212) 732-1058

                              with a copy to:

                              Kittrell & Kittrell, P.C.
                              Six Maiden Lane
                              New York, New York 10038
                              Attention:  Gary A. Kittrell, Esq.

                    (b)  If to Advanced NMR or Acquisition Corp.:

                              Advanced NMR Systems, Inc.
                              46 Jonspin Road
                              Wilmington, Massachusetts  01887
                              Attention:  Jack Nelson
                                          Chairman of the Board
                              Facsimile No.:  (508) 658-8876

                              with a copy to:

                              Reid & Priest LLP
                              40 West 57th Street
                              New York, NY  10019
                              Attention:  Bruce A. Rich, Esq.
                              Facsimile No.:  (212) 603-2001

          or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

                    9.5  Waivers.  The failure of a party hereto at any
                         -------
          time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

                    9.6  Interpretation.  The headings preceding the text
                         --------------
          of Articles and Sections included in this Agreement and the headings to Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement. The use of the terms "including" or "include" shall in all cases herein mean "including, without limitation" or "include, without limitation," respectively. Underscored references to Articles, Sections, Paragraphs, Subsections, Subparagraphs, Schedules or Exhibits shall refer to those portions of this Agreement.

                    9.7  Applicable Law.  This Agreement shall be governed
                         --------------
          by and construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

                    9.8  Assignment.  This Agreement shall be binding upon
                         ----------
          and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no assignment of any rights or obligations shall be made by any party without the prior written consent of all the other parties hereto.

                    9.9  No Third Party Beneficiaries.  This Agreement is
                         ----------------------------
          solely for the benefit of the parties hereto and, to the extent provided herein, and their respective directors, officers, employees, agents and representatives, and no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

                    9.10  Enforcement of the Agreement.  The parties hereto
                          ----------------------------
          agree that irreparable damage would result in the event that any provision of this Agreement is not performed in accordance with specific terms or is otherwise breached. It is accordingly agreed that the parties hereto will be entitled to equitable relief including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

                    9.11  Further Assurances.  Upon the request of Advanced
                          ------------------
          NMR or Acquisition Corp., AMS will on and after the Closing Date execute and deliver to Acquisition Corp. such other documents, releases, assignments and other instruments as may be required to effectuate completely the transactions contemplated by this Agreement.

                    9.12  Severability.  If any provision of this Agreement
                          ------------
          shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

                    9.13  Remedies Cumulative.  The remedies provided in
                          -------------------
          this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by law, in equity or otherwise.

                    9.14  Entire Understanding.  This Agreement and the
                          --------------------
          Related Agreements set forth the entire agreement and understanding of the parties hereto and supersede all prior agreements, arrangements and understandings among the parties hereto.

                    9.15  Waiver of Jury Trial.   Each party hereto waives
                          --------------------
          the right to a trial by jury in any dispute in connection with the transactions contemplated by this Agreement and the Related Agreements, and agrees to take any and all action necessary or appropriate to effect such waiver.

                    9.16  Counterparts.  This Agreement may be executed in
                          ------------
          counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


                        [Signature Page Appears On Next Page]

                    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first above written.

                                           ADVANCED NMR SYSTEMS, INC.


                                           By:  /s/ Jack Nelson
                                               ---------------------------
                                               Name:  Jack Nelson
                                               Title:  Chairman

                                           AMS MERGER CORPORATION


                                           By:  /s/ Jack Nelson
                                               ---------------------------
                                               Name:  Jack Nelson
                                               Title:  President

                                           ADVANCED MAMMOGRAPHY SYSTEMS, INC.


                                           By:  /s/ Enrique Levy
                                               ---------------------------
                                               Name:  Enrique Levy
                                               Title:  President

     NOTE TO THE COMMISSION REGARDING THE FILING OF SCHEDULES TO THE AGREEMENT AND PLAN OF MERGER, AS OF FEBRUARY 4, 1996, AMONG
     ADVANCED NMR SYSTEMS, INC., AMS MERGER CORPORATION AND ADVANCED MAMMOGRAPHY SYSTEMS, INC.:

     The registrant has omitted from this filing the schedules to the above-referenced agreement, which are listed on page (iv) thereof. These schedules do not contain information that is material to an investment decision. The registrant will provide the omitted schedules to the Commission on request.